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                                                                    EXHIBIT 12.1

                 TELEX COMMUNICATIONS INTERMEDIATE HOLDINGS, LLC
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                              (dollars in millions)

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                                                                                                     ELEVEN-
                                                                                                     MONTHS        ONE MONTH
                                                        FISCAL YEAR ENDED DECEMBER 31,                ENDED           ENDED
                                                ----------------------------------------------     NOVEMBER 30,    DECEMBER 31,
                                                  1999         2000         2001         2002          2003            2003
                                                --------     --------     --------     -------     ------------    ------------
(LOSS) INCOME BEFORE INCOME TAXES AND
CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING       $ (18.4)     $ (15.8)     $   63.7     $   2.4       $  (2.5)         $ (0.7)
ADD BACK:  FIXED CHARGES AS
  DISCLOSED BELOW                                  37.5         39.4          39.3        27.6          27.9             2.7
EARNINGS AS ADJUSTED                               19.1         23.6         103.0        30.0          25.4             2.0
COMPUTATION OF FIXED CHARGES
  Interest expense                                 36.7         38.4          38.2        26.5          26.9             2.6
  Portion of rent expense representative
of interest factor                                  0.8          1.0           1.1         1.1           1.0             0.1
      Total fixed charges                          37.5         39.4          39.3        27.6          27.9             2.7
Earnings (deficiency) to fixed charges            (18.4)       (15.8)         63.7         2.4          (2.5)           (0.7)
Ratio of earnings to fixed charges                   --           --          2.62        1.09            --              --
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